UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
ALLIS-CHALMERS ENERGY INC.

(Name of Registrant as Specified In Its Charter)
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ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

October 17, 2006

To Our Stockholders:

On behalf of our board of directors, I cordially invite all stockholders to attend the Annual Meeting of Allis-Chalmers Energy Inc. to be held on Tuesday, November 28, 2006 at 10:00 a.m. local time at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We look forward to seeing you at the meeting.

Sincerely,

/s/  Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

NOTICE OF THE 2006
ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Allis-Chalmers Energy Inc. (the “Company”) will be held on Tuesday, November 28, 2006, at 10:00 a.m. local time at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056, for the following purposes:

1. To elect nine (9) directors to serve a one-year term expiring at the 2007 annual meeting of stockholders;

2. To ratify the appointment of UHY LLP as our independent auditor for fiscal year ending December 31, 2006;

3. To approve the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan; and

4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Our board of directors has fixed the close of business on October 20, 2006 as the record date for the stockholders having the right to vote at the meeting or any adjournment. A list of such stockholders will be open to examination, during regular business hours, by any stockholder for at least ten days prior to the Annual Meeting, at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

/s/  Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

Houston, Texas
October 17, 2006

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE. THIS WILL ENSURE YOUR REPRESENTATION AT THE MEETING WHETHER YOU ATTEND OR NOT. IF YOU DO ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO.

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ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON November 28, 2006

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2006 annual meeting of stockholders. This question and answer section summarizes selected information contained elsewhere in this proxy statement, but does not contain all of the information that may be important to you. We urge you to read the entire proxy statement carefully.

You do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

When and Where is the Annual Meeting?

The 2006 annual meeting of the stockholders of Allis-Chalmers Energy Inc. will be held on Tuesday, November 28, 2006, at 10:00 a.m., local time, at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056.

What am I being asked to vote upon?

You are being asked to approve (i) the election of nine (9) directors to serve until the next annual meeting of the stockholders, (ii) the ratification of our appointment of independent auditors for the fiscal year ending December 31, 2006, and (iii) the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan.

VOTING AND PROXY PROCEDURES

Who may vote at the meeting?

Only stockholders of record at the close of business on October 20, 2006, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the common shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. We are mailing this proxy statement to stockholders on or about October 20, 2006.

What are the voting rights of the holders of Allis-Chalmers Energy Inc. stock?

Each share of common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote per share on all matters.

Your proxy card indicates the number of shares that you owned as of the record date.

Who is soliciting my proxy?

Our board of directors is soliciting proxies to be voted at the annual meeting.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (ONE OF THE INDIVIDUALS NAMED AS PROXIES ON YOUR PROXY CARD) will vote your shares as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your shares as recommended by our board of directors as follows:

•	FOR the election of the nine nominees proposed by our board of directors;

•	FOR ratification of the appointment of UHY LLP as our independent auditors for the fiscal year ending December 31, 2006; and

•	FOR the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways:

•	First, you can send a written notice to our corporate secretary, stating that you would like to revoke your proxy.

•	Second, you can complete and submit a later-dated proxy card.

•	Third, you can attend the meeting and vote in person. Your attendance at the annual meeting will not alone revoke your proxy-you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

What does it mean if I get more than one proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, New York 10004, Telephone: (212) 509-4000.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

QUORUM AND REQUIRED VOTES

How many votes are needed to hold the meeting?

A majority of the outstanding shares as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of October 11, 2006, there were 24,583,427 shares of

Common Stock outstanding. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock, held on the record date.

Shares are counted as present at the annual meeting if:

•	The stockholder is present and votes in person at the meeting, or

•	The stockholder has properly submitted a proxy card, or

•	Under certain circumstances, the stockholder’s broker votes the shares.

Who will count the vote?

Allis-Chalmers Energy Inc.’s transfer agent, Continental Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Election.

How many votes must the nominees and the independent auditors have to be elected?

The affirmative vote of holders of a plurality of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditor and any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are proxies solicited?

Proxies may be solicited by mail, telephone, or other means by our officers, directors and other employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to stockholders.

Who can help answer my questions?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Allis-Chalmers Energy Inc.
5075 Westheimer Road, Suite 890
Houston, Texas 77056
(713) 369-0550
Attention: Theodore F. Pound III,
General Counsel and Corporate Secretary

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors.  Our Bylaws provide that our board of directors shall consist of a number of directors as determined by our board of directors but not less than three or more than 15. Currently, our board of directors has nine directors. Each of the nominees for election to the board of directors is currently a director of the Company. If elected at the annual meeting, each of the nominees will be elected to hold office until the next annual meeting of the stockholders and until his successor has been elected and takes office. Vacancies existing in our board of directors may be filled by a majority vote of the remaining directors.

Pursuant to the stock purchase agreement governing our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, in August 2006, upon closing of the acquisition we entered into an investors rights agreement, providing, among other things, that the sellers of DLS have the right to designate two nominees for election to our board of directors. Effective upon the closing of the DLS acquisition, Thomas O. Whitener, Jr. and Jens H. Mortensen, Jr. resigned as directors of our company, and the DLS sellers (pursuant their rights as set forth in the investors rights agreement) designated Alejandro P. Bulgheroni and Carlos A. Bulgheroni as nominees to fill the board vacancies created by the resignations of Mr. Whitener and Mr. Mortensen. In accordance with the provisions of the investors rights agreement, the board appointed Alejandro P. Bulgheroni and Carlos A. Bulgheroni to the board upon receipt of the nominations.

Voting.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. The nine persons receiving the highest number of votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be nominated by our board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation; Proxies.  The board of directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although our board of directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Set forth below is biographical information for each person nominated.

Nominees for Election for a One-Year Term Expiring at the 2007 Annual Meeting

Name	Age	Director Since

Ali H. M. Afdhal	62	September 2006
Alejandro P. Bulgheroni	62	August 2006
Carlos A. Bulgheroni	61	August 2006
Jeffrey R. Freedman	59	January 2005
Victor F. Germack	67	January 2005
Munawar H. Hidayatallah	62	May 2001
John E. McConnaughy, Jr.	77	May 2004
Robert E. Nederlander	73	May 1989
Leonard Toboroff	73	May 1989

Ali H. M. Afdhal was appointed to our board of directors on September 12, 2006. Since 2001, Mr. Afdhal has operated and managed his family’s international and agricultural interests. Mr. Afdhal is a graduate of The Institute of Chartered Accountants in England and Wales.

Alejandro P. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman of Associated Petroleum Investors Ltd., an international oil and gas holding company, and as Chairman and President of Bridas International Holdings Ltd. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Buenos Aires Stock Exchange and Counselor of the Argentine Business Council for Sustainable Development (CEADS). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in Industrial Engineering.

Carlos A. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman and President of Bridas Corporation, an international oil and gas holding company, since 1993. He has been a member of the Management Committee of Pan American Energy LLC since November 1997. He is also a member of the International Council of the Center for Strategic and International Studies (CSIS-Washington), of the International Committee of The Kennedy Center for the Performing Arts and of the Executive Board of the International Chamber of Commerce (ICC-Paris). Mr. Bulgheroni is a graduate of the University of Buenos Aires Law School.

Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President — Corporate Development from January 2002 to November 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director — Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last 20 years.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc., Levcor International, Inc. and Positron Corporation. He also serves as Chairman of the Board of Trustees of the Strang Cancer Prevention Center and as Chairman Emeritus for the Harlem School of the Arts.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander was a Director of Cendant Corp. from December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. from 2002 until he resigned in 2006 when he became a director of Realogy Corporation, a public company which was a spinoff from Cendant Corp. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., doing business as Leisure Industries Corporation of America, which filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003. The voluntary petition was dismissed by the bankruptcy court in 2006.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.

Meetings of Our Board of Directors; Committees

During the fiscal year ended December 31, 2005, our board of directors held 13 meetings. Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee. The Audit Committee met seven times and the Nominating Committee met one time during 2005. The Compensation Committee did not meet but acted by written consent three times during 2005. Each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of the board of directors on which he or she served during 2005, except for Thomas E. Kelly who attended at least 55% of the aggregate number of meetings of the board of directors. Stockholders may communicate their views to our board of directors by writing to the board of directors or any individual director. Such communications should be sent care of our General Counsel, Theodore F. Pound, III, at 5075 Westheimer Road, Suite 890, Houston, Texas 77056. All communications will be provided to the directors to whom such communications are directed.

It is not currently known which of our directors will be present at the annual meeting. Two of our directors attended the 2005 annual meeting.

Audit Committee

The Audit Committee currently consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable American Stock Exchange and Securities and Exchange Commission, or SEC, rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.

The Audit Committee initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006.

Our board of directors adopted a written Audit Committee charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate. A copy of the Audit Committee charter is available on our website (www.alchenergy.com).

Compensation Committee

The Compensation Committee currently consists of Mr. Afdhal, as Chairman, and Mr. Freedman. The Compensation Committee formulates and oversees the execution of our compensation strategies, including by making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and will administer our 2006 Incentive Plan (assuming the 2006 Incentive Plan is adopted at the meeting). The Report of the Compensation Committee is included elsewhere in this proxy statement. Our board of directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.alchenergy.com).

Nominating Committee

The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman, both of whom are independent as defined for such purpose by the American Stock Exchange. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Any stockholder desiring to suggest a nominee or otherwise communicate with the Nominating Committee should contact our General Counsel and Corporate Secretary, Theodore F. Pound III, at (713) 369-0550. Our board of directors has adopted a charter for the Nominating Committee, a copy of which is available on our website (www.alchenergy.com).

Director Compensation

Our current policy is to pay each of our non-management directors (currently all directors other than Messrs. Hidayatallah and Toboroff) a base fee of $8,750 per quarter (beginning in the fourth quarter of 2006). Each non-management director serving on a committee of the board of directors will also receive $1,250 quarterly for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the board of directors will receive an additional $1,250 per quarter for acting as chairman or co-chairman of such committee. In addition, our “audit committee financial expert” will receive $7,500 on a quarterly basis. In 2005 and the first three quarters of 2006, our director compensation policy was identical to our current policy, except that the quarterly base fee paid to each non-management director was $5,000 rather than $8,750. In 2004 we did not pay directors any compensation for their services as directors. Directors are also compensated for out-of-pocket travel expenses.

In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month during the 2005 fiscal year to advise us regarding financing and acquisition opportunities. Effective as of the first quarter of 2006, we pay Mr. Toboroff $12,000 per month pursuant to the agreement.

Code of Ethics

The Company has adopted a Code of Ethics applicable to all executive officers and directors of the Company and each of its subsidiaries, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. The purpose of the Code of Ethics is: (i) to deter wrongdoing; (ii) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (iii) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (iv) to promote compliance with applicable governmental laws, rules and regulations; (v) to promote prompt internal reporting of violations of the code to an appropriate person; and (vi) to promote accountability for adherence to the code.

The Company will provide a copy of the Code of Ethics without charge to any person upon request by contacting the Company’s Chief Accounting Officer at our executive office. The Code of Ethics is available on the Company’s website at www.alchenergy.com.

PROPOSAL 2

RATIFICATION OF UHY LLP AS INDEPENDENT AUDITORS

The Audit Committee initially selected UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent auditors for the fiscal year ended December 31, 2006. On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On

June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent auditors on that date. On June 15, 2006, the Audit Committee engaged UHY LLP as our independent auditors for our fiscal year ending December 31, 2006. The Audit Committee has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the annual meeting.

UHY Mann Frankfort Stein & Lipp CPAs, LLP acted as our independent public accountants and audited our financial statements for the year ended December 31, 2005.

The Audit Committee chose UHY LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP to act as our independent public accountants because the Audit Committee believes that each of UHY LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP has significant resources and significant expertise in the oil and gas service industry. Representatives of UHY LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to answer questions regarding our financial statements and operations. Each of UHY LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

The board of directors unanimously recommends that you vote FOR this proposal.

Change in Principal Accountant

On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent registered public accountants on that date.

None of the reports of UHY Mann Frankfort Stein & Lipp CPAs, LLP on our financial statements for either of the past two years or subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change principal accountants was approved by the Audit Committee of our board of directors.

During our two most recent fiscal years and any subsequent interim periods, there were no disagreements between us and UHY Mann Frankfort Stein & Lipp CPAs, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY Mann Frankfort Stein & Lipp CPAs, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We provided UHY Mann Frankfort Stein & Lipp CPAs, LLP with a copy of the above disclosures in response to Item 304(a) of Regulation S-K, and UHY Mann Frankfort Stein & Lipp CPAs, LLP delivered to us a letter dated June 15, 2006, addressed to the SEC, stating that UHY Mann Frankfort Stein & Lipp CPAs, LLP agrees with such disclosures. A copy of this letter is attached as an exhibit to the Form 8-K we filed with the SEC on June 16, 2006.

On June 15, 2006, we engaged UHY LLP as our independent registered public accountant for the fiscal year ending December 31, 2006 and the interim periods prior to such year-end. During our two most recent fiscal years or subsequent interim period, we have not consulted with UHY LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did the limited liability partnership of UHY LLP provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with the limited liability partnership of UHY LLP on any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to that Item) or a reportable event (as described in Regulation S-K Item 304(a)(1)(v)).

On October 5, 2004, our Audit Committee dismissed Gordon, Hughes & Banks, LLP as our independent public accountant and engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP as our independent public accountant to review our financial statements beginning with the quarter ending September 30, 2004 and to audit our financial statement for the year ending December 31, 2004.

The reports of Gordon, Hughes & Banks, LLP on our financial statements for our 2002 and 2003 fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle except as follows: in its Independent Auditor’s Report dated March 4, 2003, relating to our financial statements for the year ended December 31, 2002, Gordon, Hughes & Banks, LLP qualified its opinion on our financial statements with the assumption that the Company would continue as a going concern. The basis for the “going concern” exception was our potential inability to refinance our bank debt, which totaled approximately $14.2 million on March 31, 2003, and was subject to repayment on June 30, 2003. We refinanced this debt prior to June 30, 2003.

During our 2002 and 2003 fiscal years and through October 5, 2004, there were no disagreements with Gordon, Hughes & Banks, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Gordon, Hughes & Banks, LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

During our 2002 and 2003 fiscal years and through October 5, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v) of the SEC).

Gordon, Hughes & Banks, LLP indicated to us that it concurs with the foregoing statements as they relate to Gordon, Hughes & Banks, LLP and furnished a letter to the SEC to this effect. A copy of this letter is attached as an exhibit to the Form 8-K we filed with the SEC on October 6, 2004.

During our 2002 and 2003 fiscal years and through October 5, 2004, we did not consult UHY Mann Frankfort Stein & Lipp CPAs, LLP regarding (i) the application of accounting principles to a specified transaction (completed or proposed), (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any matter that was either the subject of a disagreement as that term is defined in Item 304(a)(1)(iv) of Regulation S-K of the SEC and the related instructions to such Item or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

Principal Accounting Fees and Services

The following table shows the aggregate fees we paid to UHY Mann Frankfort Stein & Lipp CPAs, LLP for services rendered during the years ended December 31, 2005 and 2004 and and to Gordon, Hughes & Banks, LLP, for services rendered during the year ended December 31, 2004.

	2005	2004

Gordon Hughes & Banks, LLP
Audit Fees(1)	$—	$—
Audit Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$59,216	$58,754
UHY Mann Frankfort Stein & Lipp CPAs, LLP
Audit Fees(1)	$325,542	$210,453
Audit Related Fees(2)	$307,070	$0
Tax Fees(3)	$88,273	$15,028
All Other Fees(4)	$121,755	$14,000

(1)	Includes fees paid for audit of our annual financial statements and reviews of the related quarterly financial statements. 100% of these services and fees were pre-approved by our Audit Committee.

(2)	Includes fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include issuance of consents and other accounting and reporting consultations. 100% of these services and fees were pre-approved by our Audit Committee.

(3)	Includes tax planning and tax return preparation fees. These services were not pre-approved by our Audit Committee.

(4)	Includes fees related to the review and issuance of consents related to our registration statement on Form S-1 and other SEC filings. These services and fees were not pre-approved by our Audit Committee.

Pre-Approval Policies and Procedures

The Company adopted a policy that the Audit Committee must approve in advance all audit and non-audit services provided by the Company’s independent accountants. All of the audit and audit-related services, and the fees therefor, provided by Gordon, Hughes & Banks, LLP and UHY Mann Frankfort Stein & Lipp CPAs, LLP in 2004 and 2005 were pre-approved by the Audit Committee, except that tax fees paid to UHY Mann Frankfort Stein & Lipp CPAs, LLP prior to their being engaged as our independent public accountants and fees related to the review and issuance of consents related to our SEC filings were not pre-approved by our Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee is responsible for overseeing the Company’s financial reporting process, reviewing the financial information that will be provided to stockholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to our board of directors such additional information and materials as we may deem necessary to make our board of directors aware of significant financial matters. We operate under a written Audit Committee charter adopted by our board of directors in March 2002 and revised in May 2004.

We have reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with management and UHY Mann Frankfort Stein & Lipp CPAs, LLP, our independent auditor for the fiscal year ended December 31, 2005. In addition, we have discussed with UHY Mann Frankfort Stein & Lipp CPAs, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from UHY Mann Frankfort Stein & Lipp CPAs, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and we have discussed the independence of UHY Mann Frankfort Stein & Lipp CPAs, LLP with that firm. We also have considered the non-audit services provided by UHY Mann Frankfort Stein & Lipp CPAs, LLP prior to 2004 and determined that the services provided are compatible with maintaining their independence.

We, the members of the Audit Committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Respectfully submitted by:

Members of the Audit Committee of the Board of Directors

John E. McConnaughy, Jr., Co-Chairman
Victor F. Germack, Co-Chairman
Robert E. Nederlander

PROPOSAL 3

ADOPTION OF ALLIS-CHALMERS ENERGY INC. 2006 INCENTIVE PLAN

Description

At the meeting, the stockholders will be asked to approve the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan (the “Plan”), a copy of which is attached hereto as Appendix A. Our board of directors unanimously adopted the Plan on September 12, 2006, subject to stockholder approval at the meeting. If the Plan is not approved by the stockholders of the Company at the meeting, then no awards will be granted under the Plan.

The purposes of the Plan are to (i) promote our interests and the interests of our stockholders by encouraging the participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success and (ii) enable us to retain as well as compete for the services of the individuals needed for our continued growth and success. To accomplish this purpose, the Plan provides for the grant to eligible persons of stock options, bonus stock, restricted stock, performance awards, and other stock-based awards consistent with the purposes of the Plan.

Available Shares

The maximum number of shares of Common Stock that may be issued under the Plan is equal to 1,500,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. In addition, during any calendar year, the number of shares of Common Stock reserved for issuance under the Plan which are subject to options that may be granted to any one participant shall not exceed 200,000 shares. To the extent shares cease to be issuable under an award made under the Plan, they will be available under the Plan for the grant of additional awards unless such shares cease to be subject to an award because of the exercise of the award, the vesting of a restricted stock award or similar award or withholding of shares for payment of taxes or exercise price. Shares issued under the Plan may be authorized and unissued Common Stock, Common Stock held in or acquired for our treasury or, if applicable, shares acquired in the open market, and such shares issued under the Plan will be fully paid and nonassessable. No fractional shares will be issued under the Plan. Payment for any fractional shares shall be made in cash.

Persons Eligible to Participate

Except with respect to awards of incentive stock options, all employees, consultants and non-employee directors of Allis-Chalmers Energy Inc. and its affiliates are eligible to participate in the Plan. Incentive stock options may be awarded only to employees. In selecting employees, consultants and non-employee directors to receive awards, including the type and size of the award, the Compensation Committee of the board of directors may consider any factors that it deems relevant. As of October 9, 2006, there were approximately 2,286 employees, 13 consultants and 8 non-employee directors who should be eligible to participate in the Plan.

Administration

The Plan will be administered by the Compensation Committee, which consists of two or more directors appointed by the board of directors. No person shall be eligible to serve on the Compensation Committee unless such person is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code, and the rules and regulations thereunder. Subject to the provisions of the Plan, the Compensation Committee will (i) interpret the Plan and all awards under the Plan, (ii) make rules as it deems necessary for the proper administration of the Plan, (iii) make all other determinations necessary or advisable for the administration of the Plan and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award under the Plan in the manner and to the extent that it deems desirable to effectuate the Plan. Any action taken or determination made by the Compensation Committee pursuant to the Plan will be binding on all parties. No member of the board of directors or the Compensation Committee will be liable for any action or determination made in good faith with respect to the Plan or an award granted thereunder.

Types of Awards

The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) bonus stock; (iii) restricted stock awards; (iv) performance awards; and (v) other stock-based awards. All awards will be evidenced by a written agreement and the terms, conditions and/or restrictions contained in an award may differ from the terms, conditions and/or restrictions contained in any other award. We will not receive any compensation for the granting of awards under the Plan, except any such amount necessary to satisfy all federal, state and other state and other governmental tax withholding requirements related to an award. Each type of award, including any required payments upon exercise of awards, is discussed in more detail below.

Stock Options.  The Compensation Committee has the authority to grant options, in such form as the Compensation Committee may from time to time approve, subject to the terms of the Plan. The Compensation Committee also has the authority to determine whether options granted to employees will be incentive stock options or non-qualified options.

To exercise an option granted under the Plan, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax. The payment must be (i) in cash or check; (ii) with the consent of the Compensation Committee, in shares of Common Stock already owned by the person for more than six months; or (iii) with the consent of the Compensation Committee, by sale through a broker. The fair market value (the “Fair Market Value”) of each share of Common Stock delivered will be deemed to be equal to the closing sales price (or, if applicable, the highest reported bid price) on the principal exchange or over-the-counter market on which such shares are trading for the date of the determination, or if no trade of the Common Stock has been reported for such date, on the most recent trade prior to the determination date.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of Common Stock may be purchased upon the exercise of an option shall not be less than the Fair Market Value. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of Allis-Chalmers Energy Inc. and its affiliates, then the exercise price at which shares of Common Stock may be purchased upon the exercise of such incentive option shall be equal to one hundred ten percent (110%) of the Fair Market Value per share of Common Stock at the time of the grant and such incentive option may not be exercised later than five years after the date of grant. No incentive stock option will be exercisable more than three months after the holder thereof ceases to be an employee for any reason other than death or disability, or more than one year after the holder thereof ceases to be an employee due to death or disability. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any employee under the Plan (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of Common Stock subject to existing options shall be subject to appropriate adjustments in the event that the outstanding shares of our Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like. The Plan also permits the Compensation Committee to reprice options, but only with stockholder approval. The Compensation Committee shall provide, in the option grant, the time or times at which the options will be exercisable.

Bonus Stock.  The Compensation Committee has the authority to grant shares of bonus stock to employees, consultants and non-employee directors of Allis-Chalmers Energy Inc. or its affiliates for the performance of services by such individuals without additional consideration except as may be required by the Compensation Committee.

Restricted Stock Awards.  The Plan authorizes the Compensation Committee to grant awards in the form of restricted shares of Common Stock. These awards are subject to such restrictions as the Compensation Committee may impose including forfeiture, transfer and repurchase restrictions, and in no event will the term of any such award exceed ten years. Prior to the lapse of such restrictions, the holder of shares of restricted stock will not be permitted to transfer such shares. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if the participant terminates employment from or services to us prior to the lapse of such restrictions or the restricted stock is forfeited by the participant in accordance with the award thereof. A person to whom a restricted stock award is made has all the rights of our stockholders with respect to such shares including the rights to vote and receive dividends or other distributions; however, the Compensation Committee may restrict the participant’s right to dividends until the restrictions on the restricted stock lapse.

Performance Awards.  The Plan authorizes the Compensation Committee to grant shares of Common Stock, cash or a combination thereof to participants upon the attainment of certain performance goals measured over a period of not less than six months nor more than ten years. After the end of each performance period, the Compensation Committee will determine the amount, if any, of performance awards payable to each participant based upon the achievement of certain established business criteria. In the case of any award granted to our chief executive officer or any of our four highest paid officers (other than the chief executive officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant. It is our intent that performance awards granted to covered employees will constitute performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

The performance goals may differ among awards or participants; however, the Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, departments or divisions or business or units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; and (xviii) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, a market index or a group of comparable companies.

The Compensation Committee will determine the circumstances in which performance awards will be paid or forfeited in the event of termination of a participant prior to the end of a performance period or settlement of a performance award.

Other Stock-Based Awards.  The Plan also permits other stock-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our Common Stock (including units or securities convertible into shares of our Common Stock) or cash. The terms and conditions of any such awards will be determined by the Compensation Committee.

Transferability

Except as otherwise provided in the Plan, no award and no right under the Plan, other than bonus stock or restricted stock as to which restrictions have lapsed are (i) assignable, saleable or transferable by a participant except by will or by the laws of descent and distribution or, except for incentive stock options, pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. Any attempted transfer in violation of the Plan will be void and ineffective for all purposes. The Compensation Committee may, however, establish rules and procedures to allow the transfer of specific non-qualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships or similar entities.

Change in Control

Unless otherwise provided in the award, in the event of a change in control described in clauses (b), (c) or (d) of the definition of change in control under Section 2 of the Plan, (i) if Allis-Chalmers Energy Inc. does not survive as an independent corporation (excluding as a subsidiary), and (ii) any surviving corporation and its affiliates refuse to assume or continue the awards outstanding under the Plan, or to substitute similar awards for those outstanding under such plan, then:

•	All options then outstanding shall become immediately vested and fully exercisable immediately prior to the change in control, notwithstanding any provision therein for exercise in installments;

•	All restrictions and conditions of all restricted stock then outstanding shall be deemed satisfied, and the restricted period or other limitations on payment in full with respect thereto shall be deemed to have expired immediately prior to the date of the change in control; and

•	All outstanding performance awards and any other stock or performance-based awards shall become fully vested, deemed earned in full immediately prior to the date of the change in control and promptly paid to the participants as of the date of the change of control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

If approved by the board of directors prior to or within 30 days after a change in control, the board of directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all awards previously granted to the participants in exchange for an amount equal to the cash value of the awards. The cash value of an award will equal the sum of (i) all cash to which the participant would be entitled upon settlement or exercise of any award which is not an option and (ii) in the case of an option, the excess of the market value per share over the option price, if any, multiplied by the number of shares subject to such award.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an award, if the employment of an employee or service of a non-employee director is terminated for any reason other than death, disability or retirement, or if service of a consultant is terminated for any reason other than death, any nonvested award outstanding at the time of such termination will terminate, no further vesting will occur and the participant will be entitled to exercise his or her rights with respect to any portion of the award which is vested until the earlier of (i) the expiration date set forth in the award or (ii) six months after the termination date (three months after termination in the case of an incentive stock option).

Unless otherwise provided for in an award, upon the retirement of an employee or non-employee director, any nonvested portion of an outstanding award will terminate and no further vesting will occur. Any vested award will expire on the earlier of (i) the expiration date set forth in the award or (ii) 12 months after the date of retirement (three months after the date of retirement in the case of an incentive stock option).

Unless otherwise provided for in an award, (a) upon the termination due to the disability of an employee or non-employee director, (b) upon the death of a participant, (c) with respect to a participant who is either a retired former employee or non-employee director who dies during the period in which he or she can exercise any vested award (the “applicable retirement period”) or (d) with respect to a disabled former employee or non-employee director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), any nonvested portion of an outstanding award that has not already terminated will terminate and no further vesting will occur. In addition, any vested award will expire on the earlier of (i) the expiration date set forth in the award or (ii) the later of (x) the first anniversary of such termination due to death or disability or (y) the first anniversary of such person’s death during the applicable retirement period or the applicable disability period.

The Compensation Committee may provide for the continuation of any award for such period and upon such terms as it determines in the event the participant ceases to be an employee, consultant or non-employee director.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of a class of shares authorized under the Plan or subject to an award, and/or the exercise or purchase price applicable to an award will be appropriately adjusted in the event of a subdivision or consolidation of shares, payment of stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation or recapitalization. Such adjustments shall be made by the Compensation Committee, whose determination shall be final and binding.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to awards then outstanding, if not sooner terminated by the board of directors, the Plan will terminate upon, and no further awards shall be made, after September 12, 2016 which is the tenth anniversary of the date the Plan was adopted by the board of directors. The board of directors may amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan may, without the consent of the holder of an award, terminate such award or adversely affect such person’s rights in any material respect. Moreover, no amendment to the Plan will be effective prior to its approval by the stockholders to extent such approval is required by applicable law, the requirements of any securities exchange on which our stock may be listed or the requirements of the Nasdaq Stock Market, Inc. on which our stock may be listed. The board of directors may, however, amend the Plan as necessary to permit awards to meet the requirements of the Code or other applicable laws.

Subject to the restrictions set forth in the Plan, the Compensation Committee may amend any outstanding award and may waive or accelerate any requirement or condition that is not mandatory under the Plan; however, the Compensation Committee may not waive or accelerate any term or condition of an award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code if such discretion would cause the award not to so qualify. Similarly, the Compensation Committee may not waive any term or condition of an award if such discretion should cause the award to violate Section 409A of the Code. The Compensation Committee may not amend any outstanding award in a manner that would adversely affect in any material respect the rights of an Plan participant without such participant’s consent.

Federal Income Tax Consequences of the Plan

In General.  The Plan is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options.  Options granted under the Plan may be either incentive stock options or non-qualified stock options. Under certain circumstances, an incentive stock option may be treated as a non-qualified stock option. The tax consequences both to the option holder and to us differ depending on whether an option is an incentive stock option or a non-qualified stock option.

Nonqualified Options.  No federal income tax is imposed on the option holder upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon exercise is the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price paid for such Common Stock. At the time Common Stock received upon exercise of a non-qualified stock option is disposed of, any difference between the fair market value of the shares of Common Stock at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain, depending on the holding period of the shares of Common Stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of Common Stock.

Upon an option holder’s exercise of a non-qualified stock option, and subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of Common Stock.

If the shares of Common Stock received upon the exercise of a non-qualified stock option are transferred to the option holder subject to certain restrictions, then the taxable income realized by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-qualified stock option.

Incentive Stock Options.  No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder would recognize no taxable income upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of Common Stock were transferred to the option holder (the “Holding Period”) and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If Common Stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such Common Stock and the amount realized on the disposition would be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of Common Stock so acquired.

If, however, an option holder disposes of shares of Common Stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is the lesser of (i) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price or (ii) the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax.  Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of Common Stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of Common Stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of Common Stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares.  In the case of a non-qualified option, if the option price is paid by the delivery of shares of Common Stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The option holder’s basis and holding period in the number of shares of Common Stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of Common Stock would be equal to their fair market value at the time of exercise. The option holder’s holding period in such excess shares of Common Stock begins on the date the option holder acquires those shares of Common Stock.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case, (i) the option holder’s basis and holding period in the number of shares of Common Stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired Shares; (ii) the option holder’s basis in the number of shares of Common Stock received in excess of the number of Previously Acquired Shares used would be zero; (iii) the option holder’s holding period in such excess shares of Common Stock begins on the date the option holder acquires those shares of Common Stock; and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of Common Stock so received, the shares with the lowest basis would be treated as disposed of first.

Bonus Stock.  In general, a person will treat the fair market value of bonus stock awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount assuming any federal income tax reporting requirements are satisfied.

Restricted Stock.  A participant who has been granted an award of restricted stock will not realize taxable income at the time of the award, and we will not be entitled to a tax deduction at the time of the award, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse without an election by the participant to be taxed at the time of the award, the participant will receive taxable income in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a corresponding tax deduction assuming any federal income tax reporting requirements are satisfied. A grantee of a restricted stock may elect to recognize ordinary income at the time the stock is received by making an election, under Section 83(b) of the Code, with the Internal Revenue Service within 30 days of the transfer of such shares. If such election is filed, the grantee will not recognize income when the restrictions lapse, and any subsequent disposition of the shares will result in a capital gain or loss. If, upon a taxable disposition of the shares of Common Stock, the grantee receives proceeds more or less than his or her basis in the shares of Common Stock, any gain will be long-term or short-term capital gain, and any loss will be long-term or short-term capital loss, depending on the holding period of the shares of Common Stock, measured from the date that the shares of Common Stock were received, if receipt was a taxable event to such participant or from the date the restrictions on the shares lapsed if such lapse was a taxable event to the participant.

Performance Awards.  In general, a participant who receives a performance award will not be taxed on receipt of the award, but instead the fair market value of the Common Stock or the cash received will be taxable as ordinary compensation income with respect to a performance award, on the date that the shares of Common Stock cease to be subject to forfeiture. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for a corresponding amount.

Other Stock-based Awards.  The tax consequences of other stock-based awards will depend upon the nature and terms of the awards.

Withholding for Taxes

No Common Stock shall be issued under the Plan until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto. At the discretion of the Compensation Committee, such arrangements may include allowing the participant to tender to us shares of Common Stock already owned by the participant or to request us to withhold shares of Common Stock being acquired pursuant to the award which have an aggregate fair market value equal to the amount of any tax required to be withheld with respect to such award.

Additional Tax Consequences

Section 162(m) of the Code, places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)I of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms.

In addition, some awards may be covered by Section 409A of the Code. In such event, we normally would expect to design and administer any such award in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the Plan expressly provides that there is no commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person who participates or is eligible to participate in the Plan.

New Plan Benefits

The benefits or amounts that will be received by or allocated to officers and directors under the Plan are not determinable because such benefits or amounts, if any, will be awarded in the future at the discretion of the Compensation Committee. As of the date of this proxy statement, restricted stock awards totaling 21,000 have been granted under the Plan to each of our non-management directors, subject to approval by the stockholders of the Plan. The table below presents certain information with respect to the restricted stock awards that were granted under the Plan.

2006 Incentive Plan

	Dollar	Number of
Name and Position	Value ($)(1)	Units

Munawar H. Hidayatallah	—	—
Chairman and Chief Executive Officer
David Wilde	—	—
President and Chief Operating Officer
Victor M. Perez	—	—
Chief Financial Officer
Theodore F. Pound III	—	—
General Counsel and Secretary
David Bryan	—	—
President and Chief Executive Officer of Strata
Executive Group	—	—
Non-Executive Director Group	$337,260	21,000 (2)
Non-Executive Officer Employee Group	—	—

(1)	As determined by the closing price on September 12, 2006 on the American Stock Exchange of the Company’s common stock of $16.06.

(2)	On September 12, 2006, the Compensation Committee approved and the board of directors ratified the grant under the Plan of 3,000 shares of restricted stock to each of the following members of the board of directors (subject to adoption of the Plan by our stockholders): (i) Alejandro P. Bulgheroni, (ii) Carlos A. Bulgheroni, (iii) John E. McConnaughy, Jr., (iv) Victor F. Germack, (v) Robert E. Nederlander, (vi) Jeffrey R. Freedman and (vii) Ali H. M. Afdhal, such restricted stock having a Restricted Period (as defined in the Plan) to lapse on September 12, 2007.

The board of directors unanimously approved the Allis-Chalmers Energy Inc. 2006 Incentive Plan and has determined that such plan is advisable and in the best interests of the Company and the Company’s stockholders. The board of directors recommends a vote FOR approval of the Allis-Chalmers Energy Inc. 2006 Incentive Plan.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the request of our board of directors and are subject to annual appointment by the board of directors:

Name	Age	Position

Munawar H. Hidayatallah	62	Chairman and Chief Executive Officer
David Wilde	51	President and Chief Operating Officer
Victor M. Perez	53	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	42	Vice President and Corporate Controller
David K. Bryan	49	President and Chief Executive Officer of Strata Directional Technology, Inc.
Steven Collins	54	President of Allis-Chalmers Production Services, Inc.
James Davey	52	President of Allis-Chalmers Rental Tools Inc.
Gary Edwards	54	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	54	President and Chief Executive Officer of AirComp LLC

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc. from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

David Wilde became our President and Chief Operating Officer in February 2005. Mr. Wilde was President and Chief Executive Officer of Strata Directional Technology, Inc., or Strata, from October 2003 through February 2005 and served as Strata’s President and Chief Operating Officer from July 2003 until October 2003. From February 2002 until July 2003, Mr. Wilde was our Executive Vice President of Sales and Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager at Strata. Mr. Wilde has more than 30 years’ experience in the directional drilling and rental tool sectors of the oilfield services industry.

Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking. Mr. Perez is a director of Safeguard Security Holdings.

Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound has represented us as our lead counsel in each of our acquisitions beginning in 2001.

Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson — UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.

David K. Bryan has served as President and Chief Executive Officer of Strata since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.

Steven Collins has served as President of Allis-Chalmers Production Services, Inc., or Production Services, since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.

James Davey has served as President of Allis-Chalmers Rental Tools Inc., or Rental Tools, since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.

Gary Edwards has served as President of Allis-Chalmers Tubular Services Inc., or Tubular, since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards served as Operations Manager for International Hammer/Spindletop Tubular Services, a division of Patterson Services, Inc. Mr. Edwards has been in the casing and tubing industry for the past 29 years.

Terrence P. Keane has served as President and Chief Executive Officer of our AirComp LLC subsidiary since its formation on July 1, 2003, and served as a consultant to M-I LLC in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit. For more than ten years prior to joining the Gas Technology Institute, Mr. Keane had various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.

Executive Compensation and other Matters

The following table sets forth the compensation paid or awarded by us in 2005, 2004 and 2003 to our Chief Executive Officer and the four other most highly compensated officers for the year ended December 31, 2005 (collectively, the “Named Executives”).

Summary Compensation Table

					Long Term Compensation
					Awards Securities
		Annual Compensation				Underlying
		Salary	Bonus		Other Annual	Options/
Name and Principal Position	Year	($)	($)		Compensation(1)	SARs (#)

Munawar H. Hidayatallah,	2005	395,833	400,000	(2)	3,000	725,000
Chairman & Chief Executive	2004	337,500	580,000	(3)(4)	3,375	—
Officer	2003	300,000 (5)	81,775	(4)	3,000	400,000
David Wilde,	2005	299,004	350,000	(7)	2,340	290,000
President and Chief	2004	209,964	275,500	(8)	1,672	110,000
Operating Officer(6)	2003	137,500	75,445	(9)	1,876	100,000
Victor M. Perez,	2005	240,000	180,000	(11)	600	45,000
Chief Financial Officer(10)	2004	105,000	5,500		2,500	55,000
Theodore F. Pound III,	2005	180,000	130,000	(13)	1,350	50,000
General Counsel and	2004	45,000	—		—	50,000
Secretary(12)
David Bryan	2005	176,917	150,000	(15)	1,849	40,000
Divisional President and	2004	156,050	100,000	(16)	1,800	—
Chief Executive Officer of	2003	140,000	14,000	(17)	4,050	30,000
Strata Directional Drilling(14)

(1)	Represents contributions to 401K plans. We match contributions made by all employees up to a maximum 1% of each employee’s salary.

(2)	Of this amount, $200,000 was paid in 2006.

(3)	Of this amount $175,000 was paid in 2005.

(4)	The bonus awarded to Mr. Hidayatallah for fiscal year 2003 was determined pursuant to his 2001 employment agreement, based on acquisitions completed for fiscal year 2003, and the bonus for fiscal year 2004 was based on Mr. Hidayatallah’s attaining certain strategic objectives set forth in his 2004 employment agreement (see, “Employment Agreements with Management,” below).

(5)	Of this amount, $60,000 was deferred and paid during 2004.

(6)	Mr. Wilde was President and Chief Executive Officer of Strata, one of our subsidiaries, until February 2005 when he was named our President and Chief Operating Officer.

(7)	Of this amount, $150,000 was paid in 2006.

(8)	Of this amount, $62,500 was paid in 2005.

(9)	Of this amount, $30,000 was paid in 2004.

(10)	Mr. Perez became our Chief Financial Officer in August 2004.

(11)	Of this amount, $120,000 was paid in 2006.

(12)	Mr. Pound became our General Counsel and Secretary in October 2004.

(13)	Of this amount, $90,000 was paid in 2006.

(14)	Mr. Bryan serves as the President and Chief Operating Officer of Strata and, as such, is considered an executive officer.

(15)	Of this amount, $20,794 was paid in 2006.

(16)	Of this amount, $31,250 was paid in 2005.

(17)	Of this amount, $14,000 was paid in 2004.

Option Grants In Last Fiscal Year

The following table provides information concerning stock options granted to the Named Executives during 2005. All the grants were options to purchase shares of Common Stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2005.

	Individual Grants
		% of			Potential Realizable
	Number of	Exercise			Value at Assumed Annual
	Securities	Options/			Rates of Stock Price
	Underlying	SARs	Exercise		Appreciation for Option
	Options/	Granted to	Price per		Terms(3)
	SARs	Employees	Share	Expiration	5%	10%
Name	Granted(1)	in 2005	($/Sh)(2)	Date	($)	($)

Munawar Hidayatallah	125,000	7.47%	$10.85	12/15/2015	$852,938	$2,161,513
	600,000	35.86%	$3.86	2/2/2015	$1,456,520	$3,691,108
David Wilde	90,000	5.38%	$10.85	12/15/2015	$614,116	$1,556,290
	200,000	11.95%	$3.86	2/2/2015	$485,507	$1,230,369
Victor Perez	45,000	2.69%	$10.85	12/15/2015	$307,058	$778,145
Theodore F. Pound III	50,000	2.99%	$10.85	12/15/2015	$341,175	$864,605
David Bryan	20,000	1.20%	$3.86	2/2/2015	$48,551	$123,037
	20,000	1.20%	$4.87	5/25/2015	$61,254	$155,231

(1)	All options were granted under our 2003 Incentive Stock Plan. All options granted by us to date vest and become exercisable in three equal installments, one of which vested upon the grant of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan).

(2)	The exercise price for these options is equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3)	The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

Option Exercises and Year-End Option Values

The following table sets forth, with respect to the Named Executives, the number of options exercised during 2005, the value of unexercised options held at December 31, 2005, and the value of all options held by such persons on December 31, 2005, based upon the closing price of the Common Stock on such date.

Aggregated Option/SAR Exercises in
Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options/SARs		In-the-Money Options/SARs
	Shares	Value	at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
Name	Acquired	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Munawar H. Hidayatallah	—	$—	641,667	483,333	5,677,501	3,578,999
David Wilde	—	$—	43,333	26,666	399,672	216,128
Victor M. Perez	—	$—	51,666	48,334	303,695	188,305
Theodore F. Pound III	—	$—	50,001	49,999	281,006	180,994
David Bryan	—	$—	43,334	26,666	399,672	216,128

(1)	Based on a value of $12.47 per share, the closing price per share on the American Stock Exchange on December 31, 2005, less the exercise price.

Employment Agreements With Management

We have entered into written employment agreements with our executive officers as described below. Each employment agreement (other than the agreement of Mr. Keane, which is described below) provides that if the executive officer’s employment is terminated by us for any reason other than “cause,” as defined in the employment agreement, or death or disability, or if the executive officer is “Constructively Terminated,” as defined in the agreement (which definition includes a change in control of us if the executive officer does not continue employment with us or our successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $400,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000 but will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah’s estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us.

David Wilde serves as President and Chief Operating Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde receives an annual base salary of $300,000 subject to annual review and potentially an increase by our board of directors, and Mr. Wilde is entitled to receive a bonus in an amount equal to up to 100% of his base salary, 50% of which is based on meeting quarterly and annual operating income targets. The bonus calculation is subject to adjustment in subsequent years.

Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our board of directors. The board of directors approved an increase in Mr. Perez’s annual base salary to $260,000 effective as of July 24, 2006. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement.

Theodore F. Pound III serves as our General Counsel and Secretary pursuant to the terms of a three-year employment agreement dated as of October 1, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $180,000 subject to annual review and potentially an increase by our board of directors. The board of directors approved an increase in Mr. Pound’s annual base salary to $240,000 effective as of July 24, 2006. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement.

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $164,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp’s Management Committee. If Mr. Keane’s employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp’s successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.

David Bryan was appointed as the President and Chief Operating Officer of Strata in February 2005 pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Bryan receives an annual base salary of $175,000 subject to annual review and potentially an increase by our board of directors. In addition, Mr. Bryan is entitled to receive a bonus based on Strata’s earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus shall not exceed 100% of Mr. Bryan’s base salary. The bonus calculation is subject to adjustment in subsequent years.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Number of
	Securities to be	Weighted
	Issued Upon	Average Exercise	Number of Securities
	Exercise of	Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plan

Equity compensation plans approved by security holders	2,756,067	$5.18	210,100
Equity compensation plans not approved by security holders	489,243	$2.97	—

Total	3,245,310	$4.85	210,000

Equity Compensation Plans Not Approved by Security Holders

These plans comprise the following:

In 1999 and 2000, the board of director compensated former and continuing board members who had served from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000 and by granting stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75. These options vested immediately and expire in March 2010. As of December 31, 2005, none of these options had been exercised. In October 2006, 800 of these options were exercised.

On May 31, 2001, our board of directors granted to one of our directors, Leonard Toboroff, an option to purchase 100,000 shares of common stock at $2.50 per share, expiring in October 2011. The option was granted for services provided by Mr. Toboroff to OilQuip prior to our merger with OilQuip Rentals, Inc., including providing financial advisory services, assisting in OilQuip’s capital structure and assisting OilQuip in finding strategic acquisition opportunities. As of December 31, 2005 none of these options had been exercised, however, all of these options were exercised in May 2006.

In February 2002, we issued warrants to purchase 233,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 67,000 shares of our common stock at an exercise price of $5.00 per share in connection with a subordinated debt financing. The warrants to purchase 233,000 shares were redeemed during December 2004 for $1.5 million. The remaining 67,000 warrants are currently outstanding and expire in February 2012.

In connection with the private placement in April 2004, we issued warrants for the purchase of 800,000 shares of our common stock at an exercise price of $2.50 per share. A total of 486,557 of these warrants were exercised in 2005. Warrants for 4,000 shares of our common stock at an exercise price of $4.65 were also issued in June 2004 and remain outstanding as of December 31, 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of outstanding shares of our common stock as of October 11, 2006 for:

•	each of the Named Executives;

•	each of our other directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

	Number of
	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned	Percentage

Named Executives:
Munawar H. Hidayatallah(2)	1,686,666	6.9
David Wilde(3)	286,633	1.2
Victor M. Perez(4)	70,000	*
Theodore F. Pound III(5)	71,667	*
David Bryan(6)	68,668	*
Directors:
Ali H. M. Afdhal(7)	—	—
Alejandro P. Bulgheroni(8)	1,500,000	6.1
Carlos A. Bulgheroni(9)	1,000,000	4.1
John E. McConnaughy, Jr.(10)	100,000	*
Victor F. Germack(11)	—	—
Robert E. Nederlander(12)	715,594	2.9
Jeffrey R. Freedman(13)	119,000	*
Leonard Toboroff(14)	695,594	2.8
All directors and executive officers as a group (18 persons)	6,402,152	25.6
Other 5% Holders:
Palo Alto Investors(15)	2,208,767	9.0
Jens H. Mortensen, Jr.(16)	1,600,591	6.5

*	Less than one percent.

(1)	Based on an aggregate of 24,583,427 shares outstanding as of October 11, 2006.

(2)	Mr. Hidayatallah is the trustee of the Hidayatallah Family Trust, which is the record owner of 1,686,666 shares of our common stock, and Mr. Hidayatallah holds options to purchase 283,333 shares of common stock, none of which options are exercisable within 60 days. Mr. Hidayatallah’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(3)	Mr. Wilde holds options to purchase 408,300 shares of common stock, of which 281,633 are exercisable within 60 days. Mr. Wilde’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(4)	Mr. Perez holds options to purchase 100,000 shares of common stock, of which 70,000 are exercisable within 60 days. Mr. Perez’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(5)	Mr. Pound holds options to purchase 100,000 shares of common stock, of which 66,667 are exercisable within 60 days. Mr. Pound’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(6)	Mr. Bryan holds options to purchase 70,000 shares of common stock, of which 56,668 are exercisable within 60 days. Mr. Bryan’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(7)	Mr. Afdhal’s address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(8)	Includes (i) 1,000,000 shares held of record by Global Oilfield Holdings Ltd. and (ii) 500,000 shares held of record by Associated Petroleum Investors Ltd. Each such entity is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni’s address is 5075 Westheimer, Suite 890, Houston, TX 77056. Mr. Bulgheroni disclaims beneficial ownership of these securities.

(9)	Includes 1,000,000 shares held of record by Central Holdings Company Ltd., a British Virgin Islands international business company, which is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni’s address is 5075 Westheimer, Suite 890, Houston, TX 77056. Mr. Bulgheroni disclaims beneficial ownership of these securities.

(10)	Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(11)	Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, NY 10022.

(12)	These shares are owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(13)	Mr. Freedman’s address is 123 Via Verde Way, Palm Beach, FL 33418.

(14)	Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(15)	Owned collectively by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of these persons is 470 University Avenue, Palo Alto, CA 94301.

(16)	Mr. Mortensen’s address is 5205 West University Drive, Edinburg, TX 78539.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of our board of directors is a standing committee currently comprised of two non-employee directors, Ali H. M. Afdhal and Jeffrey R. Freedman. The Compensation Committee serves as an administrative arm of our board of directors to make recommendations to the board regarding executive compensation. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to the Company’s executive officers and others with respect to the compensation for the fiscal year ended December 31, 2005.

General

After evaluating management’s performance and the recommendation of the Company’s senior officers, we recommend compensation and pay levels for executive officers to the full board for approval. We also recommend stock option grants to the board of directors, based upon the Company’s performance and the recommendations of the Company’s senior officers.

Overview and Policies for 2005

The goals of the Company are to attract, motivate, and retain the key executive talent necessary to achieve the Company’s business objectives and contribute to the long-term success of the Company. To meet these goals, the compensation program for our executive officers consists of the following components:

•	Base Salary,

•	Annual Bonus, and

•	Long-Term Stock Option Incentives.

We believe that the use of bonuses and options allows the Company to attract and retain the best employee talent available and to create a direct link between compensation and the short-term and long-term performance of the Company. In general, the Company incorporates vesting periods in options to encourage employees to remain with the Company. The size of each option grant is based on the recipient’s position and tenure with the Company, the recipient’s past performance and the anticipated contribution to be made by the recipient. We believe the overall compensation paid to each of our executive employees is reasonable in light of their skills, performance and the compensation paid to similar executives in our industry.

In fiscal year 2005, we reviewed the compensation of the Company’s key executive officers by evaluating the Company’s performance along with each executive’s scope of responsibility, prior experience, performance, and expected contribution to the Company’s future success. We also took into account the Compensation Committee’s subjective assessment of the salaries for similar positions at comparable companies. At higher compensation levels, individual and Company performance will be given greater weight, along with competitive considerations. In establishing compensation for executives other than Mr. Hidayatallah, we took into account Mr. Hidayatallah’s recommendations. We generally did not establish or review objective measures of performance.

In establishing bonuses, the Compensation Committee considers the same factors as are considered in reviewing each executive’s overall compensation, with an increased emphasis on Company performance.

The Compensation Committee will consider the effect of Code Section 162(m) on the compensation paid to the Company’s executive officers. Code Section 162(m) disallows a tax deduction for any publicly held corporation to the extent compensation for any of its named executive officers exceeds $1 million, unless compensation is performance-based or qualifies for another exemption. Where reasonably practicable, the Company will seek to qualify the compensation paid to our executive officers for an exemption from the deductibility limitations of Code Section 162(m). Stockholder approval of the material terms of our option plans is expected to preserve potential corporate tax deductions under Code Section 162(m).

Summary

The Company’s compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term shareholder value.

Members of the Compensation Committee:

Ali H. M. Afdhal
Jeffrey R. Freedman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our board currently consists of Messrs. Afdhal and Freedman. Mr. Freedman served as Executive Vice President of the Company during 2002. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company’s Common Stock with the cumulative return of the Nasdaq Market Index and the CoreData Services Oil and Gas Equipment and Services index for the period commencing January 1, 2000 and ending on December 31, 2005. The Hemscott Services Oil and Gas Equipment and Services Index is an index of approximately 75 oil and gas equipment and services providers, and in the Company’s performance graph for the year ended December 31, 2002, was referred to as the Media General Financial Services Oil and Gas Equipment and Services Index. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The graph assumes that $100 was invested on January 1, 2000 in the Company’s Common Stock and in each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Comparison of Cumulative Total Return of One or
More Companies, Peer Groups, Industry Indexes and/or Broad Markets

ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	Fiscal Year Ending
Company/Index/Market	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Allis-Chalmers Energy, Inc.	100.00	66.09	35.48	36.17	68.17	173.50
Oil & Gas Equipment/Svcs	100.00	70.41	65.51	79.92	109.68	165.76
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 14, 2006, in connection with the consummation of the DLS acquisition (and the related transactions contemplated by the stock purchase agreement governing the DLS acquisition), we entered into an investors rights agreement with the DLS sellers pursuant to which we:

•	granted the DLS sellers the right to designate two nominees for election to our board of directors,

•	agreed to support the nominations of the persons designated by the DLS sellers, and

•	agreed to use our best efforts to cause the board (and our Nominating Committee) to recommend the inclusion of such persons in the slate of nominees recommended to stockholders for election as directors at each annual meeting of our stockholders.

Effective upon the closing of the DLS acquisition, Thomas O. Whitener, Jr. and Jens H. Mortensen, Jr. resigned as directors of our company, and the DLS sellers (pursuant their rights as set forth in the investors rights agreement) designated Alejandro P. Bulgheroni and Carlos A. Bulgheroni as nominees to fill the board vacancies created by the resignations of Mr. Whitener and Mr. Mortensen. In accordance with the provisions of the investors rights agreement, the board appointed Alejandro P. Bulgheroni and Carlos A. Bulgheroni to the board upon receipt of the nominations.

Alejandro P. Bulgheroni and Carlos A. Bulgheroni may be deemed to indirectly beneficially own the outstanding capital stock of the DLS sellers and, as a result, have a material interest in the transactions contemplated by the stock purchase agreement and the investors rights agreement, including our acquisition of DLS. Alejandro P. Bulgheroni may be deemed to indirectly beneficially own 1.5 million shares and Carlos A. Bulgheroni may be deemed to indirectly beneficially own 1.0 million shares, in each case, out of the 2.5 million shares of our common stock that was issued to the DLS sellers as the stock component of the purchase price for the DLS acquisition.

A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy, a joint venture that is owned 60% by British Petroleum and 40% by Bridas Corporation, an affiliate of the DLS sellers. Alejandro P. Bulgheroni and Carlos A. Bulgheroni may be deemed to indirectly beneficially own the outstanding capital stock of Bridas Corporation and, as a result, have a material interest in the transactions contemplated by the strategic agreement between DLS and Pan American Energy.

OTHER MATTERS

Required Vote

Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, (i) the nine director nominees who receive the greatest number of votes cast for election by stockholders entitled to vote therefore will be elected directors, (ii) the ratification of UHY LLP as independent accountants and (iii) the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan, will each require approval by a majority of shares represented in person or by proxy and entitled to vote at the annual meeting.

Because broker non-votes are not considered “shares present” with respect to matters requiring the affirmative vote of a majority of shares represented in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the ratification of UHY LLP as independent accountants and the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan. Abstentions with respect to the ratification of UHY LLP as independent accountants and the adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan, will have the same effect as a vote against approval thereof, but will have no effect with respect to the election of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and the American Stock Exchange reports of ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2005, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met, except for a late Form 3 filing by David K. Bryan when he became an officer of the Company, a late Form 4 filing by each of David K. Bryan and Terrence P. Keane in connection with the grant of stock options in May 2005 and a late Form 4 filing by each of Alya H. Hidayatallah, Munawar H. Hidayatallah, Terrence P. Keane, Victor M. Perez, Theodore F. Pound III, Bruce Sauers and David Wilde in connection with the grant of stock options in December 2005.

Stockholder Proposals

Management anticipates that our 2007 annual stockholders meeting will be held during June 2007. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2007 annual stockholders meeting must submit the proposal to us on or before March 1, 2007. Any such proposals should be timely sent to our Secretary at 5075 Westheimer, Suite 890, Houston, Texas 77056. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2007 proxy materials. Furthermore, proposals by stockholders may be considered untimely if we have not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The board of directors does not maintain a formal process for stockholders to communicate with the board of directors and believes that the lack of a formal process does not hinder stockholder communications with the board of directors. Stockholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the board of directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the board of directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors.

Availability of Annual Report

The Annual Report to Stockholders of the Company for the year ended December 31, 2005, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Allis-Chalmers Energy Inc. will furnish a copy of its Annual Report for the year ended December 31, 2005, without exhibits, free of charge to each person who forwards a written request to the Corporate Secretary, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056.

APPENDIX-A

ALLIS-CHALMERS ENERGY INC.
2006 INCENTIVE PLAN

Section 1.  Purpose of the Plan.

The Allis-Chalmers Energy Inc. 2006 Incentive Plan (the “Plan”) is intended to promote the interests of Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and its stockholders by encouraging officers, employees, non-employee directors and consultants of the Company and its Affiliates to acquire or increase their equity interests in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Board of Directors of the Company also contemplates that through the Plan, the Company and its Affiliates will be better able to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (ii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iii) any trades or businesses, whether or not incorporated, which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company, substituting (for the purpose of determining whether Options or Other Stock-Based Awards that may be subject to Section 409A of the Code are derived in respect of “stock of the service recipient” within the meaning of that term under regulatory guidance issued by the appropriate governmental authority under Section 409A of the Code) “50 percent” in place of “80 percent” in determining a controlled group under Section 414(b) of the Code and in determining trades or businesses that are under common control for purposes of Section 414(c) of the Code.

“Award” shall mean any Option, Restricted Stock, Performance Award, Bonus Shares or Other Stock-Based Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Change in Control” shall mean the occurrence of any one (1) of the following events:

(a) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries; (ii) any employee benefit plan of the Company or any of its subsidiaries; (iii) or any Affiliate; (iv) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company; or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the shares of voting stock of the Company then outstanding;

(b) the consummation of any merger, organization, business combination or consolidation of the Company or one (1) of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(c) the consummation of a sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) by the Company in one (1) or a series of related transactions, of all or substantially all of the Company’s assets, other than any such transaction if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board.

Solely with respect to any Award that is subject to Section 409A of the Code, this definition is intended to comply with the definition of change in control under Section 409A of the Code as in effect commencing January 1, 2005 and, to the extent that the above definition does not so comply, such definition shall be void and of no effect and, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, the definition of such term set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan shall be operated in accordance with the above definition of Change in Control as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulatory guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the compensation committee of the Board which, for any period in which the Company is subject to the reporting requirements of the Exchange Act, shall consist of not less than two (2) members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two (2) or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

“Company” shall mean the corporation described in Section 1 of the Plan or any successor thereto that assumes and continues the Plan.

“Consultant” shall mean any individual, other than a Director or an Employee, who renders consulting services to the Company or an Affiliate for a fee.

“Covered Employee” shall mean any of the Chief Executive Officer of the Company and the four (4) highest paid officers of the Company other than the Chief Executive Officer as described in

Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

“Director” shall mean a member of the Board who is not an Employee of the Company.

“Effective Date” means the date that the Plan is (i) adopted by the Board; and (ii) approved by shareholders of the Company, provided that such shareholder approval occurs not more than one (1) year prior to or after the date of such adoption. The provisions of the Plan are applicable to all Awards granted on or after the Effective Date.

“Employee” shall mean any employee of the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to Shares, the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan may constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock options.

“Other Stock-Based Award” shall mean an award granted pursuant to Section 6(e) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

“Participant” shall mean any Director, Employee or Consultant granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a business, division, subsidiary, department, unit or function within the Company or an Affiliate in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time determined by the Committee. Which objectives to use with respect to an Award, the weighting of the objectives if more than one (1) is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. One or more of the following business criteria for the Company shall be used by the Committee in establishing Performance Objectives for Performance Awards granted to a Participant: (i) earnings per share; (ii) increase in price per share, (iii) increase in revenues; (iv) increase in cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation, depletion and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; and (xviii) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

“Person” shall mean an individual or a corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” means the plan described in Section 1 of the Plan and set forth in this document, as amended from time to time.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and/or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Sections 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

Section 3.  Administration.  The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee, Consultant or Director. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

Section 4.  Shares Available for Awards.

(a) Shares Available.   Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 1,500,000 Shares. In addition, during any calendar year in which Section 162(m) of the Code shall apply to the Company, the number of Shares reserved for issuance under the Plan which are subject to Options that may be granted to any one (1) Participant shall not exceed 200,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such exercise, payment, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted; provided, however, that Shares not delivered due to withholding or payment of taxes or payment of exercise price shall not again be Shares with respect to which Awards may be granted.

(b) Sources of Shares Deliverable Under Awards.   Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares. No fractional Shares shall be issued under the Plan; payment for any fractional Shares shall be made in cash.

(c) Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

Section 5.  Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6.  Awards.

(a) Options.   Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.   The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on such grant date if the Option is not an incentive stock option, and not less than one hundred percent (100%) of the Fair Market Value per Share on such date if the Option is an incentive stock option. If any Employee to whom an Option that is an incentive stock option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation, within the meaning of Section 424(e) of the Code, or any subsidiary corporation of the Company, within the meaning of Section 424(f) of the Code, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

(ii) Time and Method of Exercise.   The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may include the achievement of one (1) or more Performance Objectives), and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made. In that connection, in order to exercise an Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Option shall either be (i) in cash or by check payable and acceptable to the Company (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six (6) months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Option.

(iii) Option Repricing.   With shareholder approval, the Committee, in its absolute discretion, may grant to holders of outstanding Options that are not incentive stock options, in exchange for the surrender and cancellation of such Options that are not incentive stock options, new Options that are not incentive stock options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

(iv) Incentive Stock Options.   The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company, while it is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(l), and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) of an Option to the extent exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Option Shares in excess of $100,000 shall not be incentive stock options. No Option that is an incentive stock option shall be exercisable more than three (3) months after the Participant ceases to be an Employee for any reason other than death or disability, or more than one (1) year after the Participant ceases to be an Employee due to death or disability.

(b) Restricted Stock.   Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards. Unless subject to the achievement of Performance Objectives or a special determination is made by the Committee as to a shorter Restricted Period, the Restricted Period shall not be less than three (3) years.

(i) Dividends.   Dividends paid on Restricted Stock may be paid directly to the Participant or may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee in its discretion.

(ii) Registration.   Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse.   Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions.   During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(f)(iii).

(c) Performance Awards.   The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such Performance Objectives during such performance periods as the Committee shall establish with respect to the Award.

(i) Terms and Conditions.   Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

(ii) General.   In the case of any Award granted to a Covered Employee, Performance Objectives shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one (1) performance goal or that two (2) or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance Objectives may differ among Performance Awards granted to any one (1) Participant or for Performance Awards granted to different Participants.

(iii) Performance Period; Timing for Establishing Performance Goals.   Achievement of Performance Objectives in respect of Performance Awards that are granted to a Covered Employee and intended to meet the requirements of Section 162(m) of the Code shall be measured over a performance period of not less than six (6) months and not more than ten (10) years, as specified by the Committee. Performance Objectives in the case of any Award granted to a Participant shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv) Settlement of Performance Awards; Other Terms.   After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(v) Written Determinations.   All determinations by the Committee as to the establishment of Performance Objectives, the amount of any Performance Award, and the achievement of Performance Objectives relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards that are granted to a Covered Employee and intended to meet the requirements of Section 162(m) of the Code.

(vi) Status of Performance Awards under Section 162(m) of the Code.   It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(d) Bonus Shares.   The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company.

(e) Other Stock-Based Awards.   The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including the Performance Objectives, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Notwithstanding any other provision of the Plan to the contrary, any Other Stock-Based Award shall contain terms that (i) are designed to avoid application of Section 409A of the Code or (ii) are designed to avoid adverse tax consequences under Section 409A should that Code section apply to such Award.

(f) General Provisions Applicable to all Awards.

(i) Awards May Be Granted Separately or Together.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. No Award shall be issued in tandem with another Award if the tandem Awards would result in adverse tax consequences under Section 409A of the Code. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Forms of Payment by Company Under Awards.   Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iii) Limits on Transfer of Awards.

A. Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything in the Plan to the contrary, a nonqualified stock option shall be transferable pursuant to a domestic relations order.

B. Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

C. Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish. In addition, Awards may be transferred by will or the laws of descent and distribution.

(iv) Term of Awards.   The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of ten (10) years from the date of its grant (or such shorter term as may be required in respect of an Option that is an incentive stock option under Section 422 of the Code).

(v) Share Certificates.   All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(vi) Delivery of Shares or other Securities and Payment by Participant of Consideration.   No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price, tax payment or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

(vii) Code Section 409A.   Notwithstanding any other provision of the Plan to the contrary, any Award granted after December 31, 2004 shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code Section apply to the Award.

Section 7.  Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan.   The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, no such amendment may be made without stockholder approval to the extent that such approval is required by (i) applicable legal requirements or (ii) the requirements of any securities exchange or market on which the Shares are listed. Notwithstanding the foregoing, the Board or the Committee may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences.

(b) Amendments to Awards.   The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.   The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 8.  Adjustments Upon Changes in Stock/Change in Control.

(a) Adjustments Upon Changes in Stock.   If any change is made in the Shares subject to the Plan, or subject to any Award, without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 4(c) and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and exercise price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

(b) Change in Control.   Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (b), (c) or (d) of the definition of Change in Control under Section 2 of the Plan, (i) if the Company does not survive as an independent corporation (excluding as a subsidiary), the surviving corporation or an affiliate of such surviving corporation shall assume the Awards outstanding under the Plan or substitute similar awards (including an award to acquire the same consideration paid to the stockholders of the Company in the transaction effecting the Change in Control) for those outstanding under the Plan, or (ii) if the Company continues as an independent corporation (excluding as a subsidiary), such Awards shall continue in full force and effect. In the event of a Change in Control in which the Company does not survive as an independent corporation (excluding as a subsidiary), if any surviving corporation and its affiliates refuse to assume or continue the Awards, or to substitute similar awards for those outstanding under the Plan, then unless otherwise provided in the Award:

(i) All Options then outstanding shall become immediately vested and fully exercisable immediately prior to the Change in Control, notwithstanding any provision therein for exercise in installments;

(ii) All restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired immediately prior to the date of the Change in Control; and

(iii) All outstanding Performance Awards and any Other Stock or Performance-Based Awards shall become fully vested, deemed earned in full immediately prior to the date of the Change in Control and promptly paid to the Participants as of the date of the Change of Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

(c) Right of Cash-Out.   If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section, the cash value of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option and (ii) in the case of any Award that is an Option, the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share of Common Stock on each of the five (5) trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

Section 9.  General Provisions.

(a) No Rights to Awards.   No Director, Employee, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Consultants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding.   The Company or any Affiliate is authorized to withhold at the minimum statutory rate from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

(c) No Right to Employment.   The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law.   The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e) Severability.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.   The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.   Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h) No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Securities Laws Compliance.   Unless the Shares have been registered under the Securities Act of 1933 (and, in the case of any Participant who may be deemed an affiliate of the Company for securities law purposes, such Shares have been registered under such Act for resale by such Participant), or the Company has determined that an exemption from registration is available, the Company may require prior to and as a condition of the exercise or payment of any Award that (i) the Participant desiring to exercise or receive payment such Award give the Company written notice thereof and that such notice may not be given by the Participant until forty-five (45) days thereafter (which time period may be waived by the Committee in its sole discretion) in order to allow the Company the opportunity to provide to such Participant any disclosure materials, or to make such filings, as may be required under federal and state securities laws and (ii) the Participant desiring to exercise or be paid such Award furnish the Company with a written representation in a form prescribed by the Committee to the effect that such person is acquiring said Shares solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such Shares otherwise than in accordance with the provisions of Rule 144 under the Act unless and until either the Shares are registered under the Act or the Company is satisfied that an exemption from such registration is available.

(j) Headings.   Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k) Code Section 409A.   Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

(l) No Guarantee of Tax Consequences.   None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

Section 10.  Term of the Plan.

No Award shall be granted under the Plan after the tenth (10th) anniversary of the date the Plan is adopted by the Board as the Plan shall expire on that date unless earlier terminated pursuant to Section 7. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such expiration or termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such expiration or termination date.

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer, Suite 890
Houston, Texas 77056

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 28, 2006

The undersigned hereby appoints Victor M. Perez and Theodore F. Pound III, and each of them, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Allis-Chalmers Energy Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at 5075 Westheimer, Suite 890, Houston, Texas 77056 on November 28, 2006 at 10:00 a.m., Houston, Texas time, and at any adjournment thereof.

(To be Voted and Signed on Reverse Side)
Please date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Stockholders
ALLIS-CHALMERS ENERGY INC.
November 28, 2006
Please Detach and Mail in the Envelope Provided

A Please mark your votes.

1. ELECTION OF DIRECTORS ☐ FOR election (except as indicated below)	☐ WITHHOLD authority to vote for all nominees listed at right	NOMINEES: Ali H. M. Afdhal Alejandro P. Bulgheroni Carlos A. Bulgheroni Jeffrey R. Freedman Victor F. Germack Munawar H. Hidayatallah John E. McConnaughy, Jr. Robert E. Nederlander Leonard Toboroff

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

2.	Ratification of the appointment of UHY LLP as independent accountants for the fiscal year ending December 31, 2006.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

3.	Adoption of the Allis-Chalmers Energy Inc. 2006 Incentive Plan

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

4.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NINE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 2, 3 AND 4.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.
Dated this   day of          , 2006.

Signature(s) of Shareholder

Note: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.